EXHIBIT 99
Release:             On receipt, April 23, 2015
Media contact:         Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor contact:    John Egan, 515-235-9500, egan.john@principal.com
Principal Financial Group, Inc. Announces First Quarter Results;
Company Also Announces Common Stock Dividend Increase

Company Highlights
• 1Q 2015 operating earnings[1] of $326.4 million, or $1.09 per diluted share;
• Record 1Q 2015 net income available to common stockholders of $414.2 million, or $1.39 per diluted share;
• Record assets under management (AUM) of $530.3 billion.
• Return on equity[2] of 14.0 percent;
• Company declares second quarter 2015 dividend of $0.38 per share of common stock, a 6 percent increase over the first quarter 2015 dividend.
(Des Moines, Iowa) - Principal Financial Group, Inc. (NYSE: PFG) today announced results for first quarter 2015.

•
Operating earnings increased 3 percent to $326.4 million for first quarter 2015, compared to $317.1 million for first quarter 2014. Operating earnings per diluted share (EPS) increased 3 percent to $1.09 for first quarter 2015, compared to $1.06 for first quarter 2014 despite the drag from unfavorable macroeconomic conditions.

•
Net income available to common stockholders for first quarter 2015 increased 41 percent to $414.2 million, or $1.39 per diluted share, compared to $293.7 million, or $0.95 per diluted share for first quarter 2014 largely due to a deferred tax benefit related to the merger in Chile.

•	Fee income[3] increased 7 percent to $884.8 million for first quarter 2015, compared to $829.6 million for first quarter 2014 due to strong AUM growth.

•
Operating revenues for first quarter 2015 were $2,544.6 million, an increase of 2 percent, compared to $2,499.3 million for first quarter 2014 despite lower variable investment income in first quarter 2015.

•
Quarterly dividend of $0.38 per share of common stock for second quarter 2015, a 6 percent increase over first quarter 2015, authorized by its Board of Directors. The dividend will be payable on June 26, 2015, to shareholders of record as of June 8, 2015.

“First quarter 2015 continued the strong momentum from 2014, with operating earnings growth despite significant macroeconomic headwinds, record assets under management of $530 billion and a 14 percent return on equity, which was a 100 basis point increase over first quarter 2014,” says Larry D. Zimpleman, chairman and chief executive officer. “Our strong investment performance and distribution relationships resulted in strong sales across our businesses, driving total net cash flows to $9.4 billion for the quarter. We are very pleased with the start to 2015.”
Added Terry Lillis, executive vice president and chief financial officer, “With the majority of our earnings coming from our fee-based businesses, we have the financial flexibility to invest in growth as well as return capital to shareholders. Today we announced a $0.38 common stock dividend payable in the second quarter. This is our eighth common stock dividend increase in the past three years, and is a 27 percent increase over the prior year quarter on a trailing twelve month basis.”
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1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating Earnings is after tax.
2 Return on equity is excluding AOCI (Accumulated Other Comprehensive Income).
3 Fee Income = Fees and other revenue as reported in our results of operations.

Other Highlights
Business

•
Assets under management as of March 31, 2015, were a record $530.3 billion. Strong net cash flows of $9.4 billion and investment performance of $11.7 billion more than offset the $10.4 billion negative impact from exchange rates in the first quarter 2015.

•
Retirement and Investor Services Accumulation sales were $9.8 billion in the first quarter. Record account values of $266.0 billion included sales of $2.8 billion for Full Service Accumulation, $6.6 billion for Principal Funds, and $0.7 billion for Individual Annuities.

•	Principal Global Investors had record AUM of $324.2 billion, including strong net cash flows of $5.3 billion.

•
Principal International reported strong net cash flows of $2.3 billion and investment performance of $3.1 billion, which were masked by the strengthening U.S. dollar. AUM of $110.9 billion (excluding $20.9 billion of AUM in our joint venture in China, which is not reported in AUM), was up 23 percent over the year ago quarter on a local currency basis.

•	Individual Life first quarter premium and fees were up 6 percent over the year ago quarter.

•	Specialty Benefits sales increased 17 percent over the year ago quarter and the division continued to have favorable claims experience.

•	Strong investment performance with more than 85 percent of Principal’s investment options in the top half of Morningstar rankings on a one, three, and five-year basis at quarter end.

Capital

•	A strong capital position with a 2015 capital deployment target of $800 million to $1.0 billion.

◦
Paid a first quarter common stock dividend of $0.36 per share on March 27, 2015, and announced a second quarter 2015 dividend of $0.38 per share, a 6 percent increase from the first quarter dividend. Board of Directors authorized $150 million share repurchase program during the first quarter.

◦	Included in the 2015 range is $335 million of the previously announced acquisition of AXA’s pension business in Hong Kong, which is scheduled to close in the second half of the year.

•	Repurchased 1.0 million shares of common stock in the first quarter at an average price of $50.82.

Net Income

•	First quarter 2015 net income available to common stockholders of $414.2 million was up 41 percent compared to first quarter 2014 reflecting:

•	Total company operating earnings, which increased 3 percent compared to first quarter 2014;

•	Net realized capital gains of $13.1 million, which included:

◦
$6.5 million of net credit impairments related to sales and permanent impairments of fixed maturity securities. This is a 43 percent improvement in credit impairments over first quarter 2014 as we continue to see losses on commercial mortgage backed securities diminish; and

◦	$19.1 million of gains on derivatives and related activities used for hedging financial risks.

•
Other after-tax adjustments of $74.7 million including a non-cash, deferred tax benefit of $105.2 million related to the merger in Chile partially offset by a $30.3 million loss due to an update of our uncertain tax position in the first quarter.

Segment Results
Retirement and Investor Services - Accumulation4

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q15	1Q14	% Change	1Q15	1Q14	% Change
Operating Earnings	$186.2	$184.5	1%

Net Revenue	$649.1	$628.4	3%	$2,579.1	$2,404.6	7%
Pretax Return on Net Revenue	32.9%	34.0%		33.5%	32.5%

•
Operating Earnings increased $1.7 million primarily due to an increase in net revenue. In addition, Full Service Accumulation benefited from $6.0 million in first quarter 2015 and $15.0 million in first quarter 2014, predominately due to a dividend accrual true up. In first quarter 2015, Bank and Trust benefited $3.0 million from the transition of the Self-Directed Account business to a third party.

•	Net Revenue increased $20.7 million, primarily due to an increase in account values driven by positive net cash flows partially offset by a decline in variable investment income.

Retirement and Investor Services - Guaranteed5

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q15	1Q14	% Change	1Q15	1Q14	% Change
Operating Earnings	$24.7	$32.0	(23)%

Net Revenue	$43.0	$54.4	(21)%	$187.7	$189.9	(1)%
Pretax Return on Net Revenue	80.9%	85.3%		81%	81.4%

•	Operating Earnings decreased $7.3 million primarily due to first quarter 2014 results benefitting from $6.0 million of higher than expected variable investment income.

•	Net Revenue decreased $11.4 million primarily due to lower variable investment income.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q15	1Q14	% Change	1Q15	1Q14	% Change
Operating Earnings	$30.7	$26.9	14%

Operating Revenue	$186.6	$171.1	9%	$741.4	$736.6	1%
Pretax Margin	26.7%	26.4%		26.6%	25.2%

Total PGI Assets Under Management (billions)	$324.2	$297.9	9%
Unaffiliated Assets Under Management (billions)	$118.2	$111.8	6%

•	Operating Earnings increased $3.8 million. This was primarily due to revenue growth and scale leading to improved margins.

•	Operating Revenue increased $15.5 million due to management fees, which increased in line with AUM growth, and performance fees.

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4 RIS Accumulation: includes Full Service Accumulation, Principal Funds, Individual Annuities and Bank and Trust Services.
5 RIS Guaranteed: includes Investment Only and Full Service Payout.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q15	1Q14	% Change	1Q15	1Q14	% Change
Operating Earnings	$59.9	$63.3	(5)%

Combined[6] Net Revenue	$377.6	$358.4	5%	$1,569.0	$1,397.6	12%
Combined Pretax Return on Net Revenue	52.6%	50.7%		51.8%	52.0%

Assets Under Management (billions)	$110.9	$109.1	2%

•
Operating Earnings decreased $3.4 million. Earnings were reduced by the strengthening of the U.S. dollar. On an adjusted[7] local currency basis, Principal International continues to generate operating earnings growth in the mid-teens.

•
Combined Net Revenue increased $19.2 million primarily due to the growth in AUM from positive net cash flows and improved market performance. On a local currency basis, combined net revenue improved 21 percent.

Individual Life

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q15	1Q14	% Change	1Q15	1Q14	% Change
Operating Earnings	$25.5	$17.3	47%

Premium and Fees	$247.8	$234.6	6%	$948.9	$902.7	5%
Pretax Operating Margin	14.2%	9.3%		18.8%*	14.5%
*Pretax Operating Margin for the trailing twelve months as of first quarter 2015 was 12.5 percent after adjusting for the third quarter 2014 actuarial assumption review.

•
Operating Earnings increased $8.2 million primarily due to a return to expected claims experience in first quarter 2015. Results in first quarter 2014 were negatively impacted by $4.0 million due to adverse mortality.

•	Premium and Fees increased $13.2 million, above our expected growth rate.

Specialty Benefits

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q15	1Q14	% Change	1Q15	1Q14	% Change
Operating Earnings	$29.6	$26.1	13%

Premium and Fees	$435.6	$385.1	13%	$1,641.9	$1,511.1	9%
Pretax Operating Margin	10.7%	10.6%		11.3%	11.3%

Incurred Loss Ratio	63.1%	67.7%		64.5%	66.0%

•	Operating Earnings increased $3.5 million primarily due to the impact of a recovery of reinsurance premiums partially offset by higher expenses.

•	Premium and Fees increased $50.5 million reflecting strong growth across all products and a $17.0 million recovery of reinsurance premiums.

•	Incurred Loss Ratio was better than our expected range primarily due to the recovery of reinsurance premiums. Adjusting for this, the incurred loss ratio was 65.8 percent.

Corporate

(in millions except percentages or otherwise noted)	Quarter
	1Q15	1Q14	% Change
Operating Earnings	$(30.2)	$(33.0)	8%

•	Operating Losses of $30.2 million were slightly below the expected range.
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6 Combined basis: all Principal International companies (including joint ventures) at 100%.
7 Adjusted for low inflation in Chile in first quarter 2015.

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended Dec. 31, 2014, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; continued volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of securities may include methodologies, estimations and assumptions that are subject to differing interpretations; the determination of the amount of allowances and impairments taken on the company’s investments requires estimations and assumptions that are subject to differing interpretations; gross unrealized losses may be realized or result in future impairments; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; inability to attract and retain sales representatives and develop new distribution sources; international business risks; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; changes in laws, regulations or accounting standards; a computer system failure or security breach could disrupt the company’s business and damage its reputation; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; fluctuations in foreign currency exchange rates; and applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
On Friday, April 24, 2015 at 10:00 a.m. (ET), Chairman and Chief Executive Officer Larry Zimpleman, President and Chief Operating Officer Dan Houston, and Executive Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The access code is 21890644.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (International callers). The access code is 21890644. This replay will be available approximately two hours after the completion of the live earnings call through the end of day May 1, 2015.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: www.principal.com/investor.

The company's financial supplement and a slide detailing normalizing items for first quarter 2015 are currently available at www.principal.com/investor, and may be referred to during the call. Other slides related to the call will be available at www.principal.com/investor approximately one-half hour prior to call start time.

About the Principal Financial Group
The Principal Financial Group® (The Principal®)8 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $530.3 billion in assets under management9 and serves some 19.9 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

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8 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
9 As of March 31, 20151

Summary of Segment and Principal Financial Group, Inc. Results

Segment
	Operating Earnings (Loss)* in millions
	Three Months Ended,
	3/31/15	3/31/14
Retirement and Investor Services	$ 210.9	$ 216.5
Principal Global Investors	30.7	26.9
Principal International	59.9	63.3
U.S. Insurance Solutions	55.1	43.4
Corporate	(30.2)	(33.0)
Operating Earnings	$ 326.4	$ 317.1
Net realized capital gains (losses), as adjusted	13.1	(22.9)
Other after-tax adjustments	74.7	(0.5)
Net income available to common stockholders	$ 414.2	$ 293.7

	Per Diluted Share
	Three Months Ended,
	3/31/15	3/31/14
Operating Earnings	$ 1.09	$ 1.06
Net realized capital gains (losses), as adjusted	0.05	(0.08)
Other after-tax adjustments	0.25	0.00
Adjustment for redeemable noncontrolling interest	0.00	(0.03)
Net income	$ 1.39	$ 0.95
Weighted-average diluted common shares outstanding	298.5	299.5

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc.
Results of Operations
(in millions)

	Three Months Ended,
	3/31/15	3/31/14
Premiums and other considerations	$ 916.4	$ 803.5
Fees and other revenues	884.8	829.6
Net investment income	743.4	866.2
Total operating revenues	2,544.6	2,499.3

Benefits, claims and settlement expenses	1,227.3	1,223.5
Dividends to policyholders	41.7	45.7
Commissions	216.6	190.7
Capitalization of DAC	(99.8)	(95.9)
Amortization of DAC	48.8	67.1
Depreciation and amortization	29.3	28.9
Interest expense on corporate debt	32.6	35.0
Compensation and other	640.1	593.6
Total expenses	2,136.6	2,088.6

Operating earnings before tax, noncontrolling interest and preferred stock dividends	408.0	410.7
Less:
Income tax	71.7	63.2
Operating earnings attributable to noncontrolling interest	1.7	22.2
Preferred stock dividends	8.2	8.2
Operating earnings	$326.4	$317.1

Net realized capital gains (losses), as adjusted	13.1	(22.9)
Other after-tax adjustments	74.7	(0.5)
Net income available to common stockholders	$ 414.2	$ 293.7

Selected Balance Sheet Statistics

	Period Ended,
	3/31/15	12/31/14	3/31/14
Total assets (in billions)	$222.5	$219.1	$211.2
Total common equity (in millions)	$9,880.6	$9,642.0	$9,445.9
Total common equity excluding accumulated other comprehensive income (in millions)	$9,852.6	$9,591.6	$9,084.1
End of period common shares outstanding (in millions)	$294.4	$293.9	$294.8
Book value per common share	$33.56	$32.81	$32.04
Book value per common share excluding accumulated other comprehensive income	$33.47	$32.64	$30.81

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions, except as indicated)

	Three Months Ended,
	3/31/15	3/31/14
Diluted Earnings Per Common Share:
Operating earnings	$1.09	$1.06
Net realized capital gains (losses)	0.05	(0.08)
Other after-tax adjustments	0.25	—
Adjustment for redeemable noncontrolling interest	—	(0.03)
Net income	$1.39	$0.95

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income:
Book value per common share excluding accumulated other comprehensive income	$33.47	$30.81
Net unrealized capital gains	4.23	3.12
Foreign currency translation	(2.78)	(1.37)
Net unrecognized postretirement benefit obligations	(1.36)	(0.52)
Book value per common share including accumulated other comprehensive income	$33.56	$32.04

Operating Revenues:
Retirement and Investor Services	$1,319.4	$1,261.2
Principal Global Investors	186.6	171.1
Principal International	236.2	300.4
U.S. Insurance Solutions	861.7	804.4
Corporate	(59.3)	(37.8)
Total operating revenues	2,544.6	2,499.3
Net realized capital gains (losses) net of related revenue adjustments	45.6	(21.1)
Other income on a tax indemnification	66.9	—
Exited group medical insurance business	0.2	0.4
Total GAAP revenues	$2,657.3	$2,478.6

Operating Earnings:
Retirement and Investor Services	$210.9	$216.5
Principal Global Investors	30.7	26.9
Principal International	59.9	63.3
U.S. Insurance Solutions	55.1	43.4
Corporate	(30.2)	(33.0)
Total operating earnings	326.4	317.1
Net realized capital gains (losses)	13.1	(22.9)
Other after-tax adjustments	74.7	(0.5)
Net income available to common stockholders	$414.2	$293.7

Net Realized Capital Gains (Losses):
Net realized capital gains (losses), as adjusted	$13.1	$(22.9)
Certain derivative and hedging-related adjustments	19.7	21.8
Amortization of DAC and other actuarial balances	16.0	9.7
Certain market value adjustments of embedded derivatives	0.9	(0.4)
Capital gains (losses) distributed	(4.8)	3.1
Tax impacts	17.6	(10.6)
Noncontrolling interest capital gains	2.8	—
Recognition of front-end fee revenues	(0.2)	(0.1)
Certain market value adjustments to fee revenues	1.1	—
GAAP net realized capital gains	$66.2	$0.6

Other After-Tax Adjustments:
Losses associated with exited group medical insurance business	$(0.2)	$(0.5)
Impact of a court ruling on some uncertain tax positions	(30.3)	—
Deferred tax impact of Chile merger	105.2	—
Total other after-tax adjustments	$74.7	$(0.5)

Principal Financial Group, Inc.
Principal International Net Revenue Reconciliation
(in millions)

	Three Months Ended,
	3/31/15	3/31/14
Total combined net revenue	$377.6	$358.4
Add:
Principal International's share of unconsolidated joint ventures' net income	26.2	21.1
Less:
Unconsolidated joint ventures' net revenue at 100%	251.5	222.3
Other adjustments	1.4	1.3
Net revenue*	$150.9	$155.9

* Net revenue is defined as total operating revenues less benefits, claims and settlement expenses and dividends to policyholders.